As filed with the Securities and Exchange Commission on March 22, 2018

Registration No. 333-223261

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GreenTree Hospitality Group Ltd.

(Exact name of Registrant as specified in its charter)

Cayman Islands	7011	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2451 Hongqiao Road, Changning District

Shanghai 200335

People’s Republic of China

+86-21-3617-4886

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Law Debenture Corporate Services Inc.

801 2nd Avenue, Suite 403

New York, NY 10017, United States

+1-212-750-6474

(Name, address and telephone number of agent for service)

Chris K.H. Lin, Esq.	Allen C. Wang, Esq.
Daniel Fertig, Esq.	Zheng Wang, Esq.
Simpson Thacher & Bartlett LLP	Latham & Watkins
35th Floor, ICBC Tower	18th Floor, One Exchange Square
3 Garden Road	8 Connaught Place, Central
Central, Hong Kong	Hong Kong
+852-2514-7600	+852-2912-2500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)(2)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Class A ordinary shares, par value US$0.50 per share	22,310,000	US$18.00	US$401,580,000	US$49,997

(1)	American depositary shares, or ADSs, evidenced by American depositary receipts issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6, as amended (Registration No. 333-223659). Each ADS represents one (1) Class A ordinary share.
(2)	Includes (a) Class A ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs and (b) all Class A ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States. Offers and sales of shares outside the United States are being made pursuant to Regulation S under the Securities Act of 1933, as amended, and are not covered by this Registration Statement.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file Exhibits 1.1 and 23.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

The Cayman Companies Law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Under the form of indemnification agreement filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S, Regulation D or Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Securities Issuance by Us Since Our Incorporation

In November 2017, GTI subscribed for a total of 48,635,251 Class A ordinary shares and 42,716,957 Class B ordinary shares of us with the entire share capital of GreenTree Samoa it then held.

On March 11, 2018, we redesignated 7,954,048 of our Class B ordinary shares as Class A ordinary shares.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-3 of this Registration Statement.

(b) Financial Statement Schedules.

All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect, dated March 11, 2018

4.1	Specimen of Share Certificate

4.2**	Form of Deposit Agreement between the Registrant and Deutsche Bank Trust Company Americas, as depositary

4.3**	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.2)

5.1	Form of Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered

8.1	Form of Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	Form of Opinion of Zhonglun W&D Law Firm regarding certain Chinese tax matters (included in Exhibit 99.2)

10.1	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.2

Investment Agreement concerning Yibon Hotel Group Co., Ltd., among Yibon Hotel Group Co., Ltd., Shanghai Beifu Industrial Co., Ltd., KIP Growth Capital Fund No. 17, Korea Investment Global Frontier Fund No. 20, Rushi Co., Ltd. and the original shareholder of Yibon Group, dated April 5, 2017 (English Translation)

21.1	Significant Subsidiaries of the Registrant

23.1	Consent of Ernst & Young Hua Ming LLP

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1 and Exhibit 8.1)

23.3	Consent of Zhonglun W&D Law Firm (included in Exhibit 99.2)

23.4	Consent of Dong Li

24.1	Powers of Attorney

99.1	Code of Business Conduct

99.2	Form of Opinion of Zhonglun W&D Law Firm regarding certain PRC law matters

**	Incorporated by reference to our Registration Statement on Form F-6, as amended (Registration No. 333-223659) filed with the Securities and Exchange Commission with respect to American depositary shares representing our Class A ordinary shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on March 22, 2018.

GREENTREE HOSPITALITY GROUP LTD.

By:	/s/ Alex S. Xu
Name: Alex S. Xu
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following person in the capacity and on the dates indicated.

Signature	Title	Date

/s/ Alex S. Xu	Chairman and Chief Executive Officer (principal executive officer)	March 22, 2018
Name: Alex S. Xu

*	Director	March 22, 2018
Name: Gregory James Karns

*	Independent Director	March 22, 2018
Name: Akira Hirabayashi

*	Independent Director	March 22, 2018
Name: Bingwu Xie

*	Director	March 22, 2018
Name: Yiping Yang

*	Chief Financial Officer (principal financial and accounting officer)	March 22, 2018
Name: Xin Yue Jasmine Geffner

*By:	/s/ Alex S. Xu
Name: Alex S. Xu
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of GreenTree Hospitality Group Ltd. has signed this registration statement or amendment thereto in New York, New York on March 22, 2018.

Law Debenture Corporate Services Inc.

By:	/s/ Giselle Manon
Name: Giselle Manon
Title: Service of Process Officer